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 As filed with the Securities and Exchange Commission on May 13, 2002.

                           Registration No. 333-_____

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                                ----------------

                                    FORM S-3

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                ----------------

                         UNIROYAL TECHNOLOGY CORPORATION
             (Exact name of registrant as specified in its charter)

                  Delaware                                      65-0341868
       (State or other jurisdiction of                      (I.R.S. Employer
       incorporation or organization)                      Identification No.)

                       Two North Tamiami Trail, Suite 900
                          Sarasota, Florida 34236-5568
                                 (941) 361-2100
               (Address, including zip code, and telephone number,
        including area code, of registrant's principal executive offices)
                                ----------------

                             Oliver J. Janney, Esq.
             Executive Vice President, Secretary and General Counsel
                         Uniroyal Technology Corporation
                       Two North Tamiami Trail, Suite 900
                             Sarasota, Florida 34236
                                 (941) 361-2212
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)
                                -----------------

                                    Copy to:

                             Thomas E. Molner, Esq.
                       Kramer Levin Naftalis & Frankel LLP
                                919 Third Avenue
                            New York, New York 10022
                                 (212) 715-9100
                                -----------------

Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. "

If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|



If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. "

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. "

If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. "

                          ----------------------------

                         CALCULATION OF REGISTRATION FEE

------------------------------ ------------------ --------------------- ------------------------ ----------------------
     Title of each class            Amount              Proposed           Proposed maximum             Amount
     of securities to be             to be          maximum offering      aggregate offering              of
         registered               registered        price per share              price              registration fee
------------------------------ ------------------ --------------------- ------------------------ ----------------------
------------------------------ ------------------ --------------------- ------------------------ ----------------------
Common Stock, par value $.01       2,304,110              $0.41            $944,685.10 (1)          $86.91 (2)
per share
------------------------------ ------------------ --------------------- ------------------------ ----------------------

(1) The proposed maximum aggregate offering price has been estimated solely to calculate the registration fee under Rule 457(c) of the Securities
         Act, based upon the average of the highest and lowest price per share of common stock on the Nasdaq National Market reported on April 30, 2002.
(2)      .000092 multiplied by the proposed maximum aggregate offering price.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

                    SUBJECT TO COMPLETION, DATED MAY __, 2002

                                   PROSPECTUS

                                2,304,110 SHARES

                         UNIROYAL TECHNOLOGY CORPORATION

                                  COMMON STOCK

                               ------------------


         The selling stockholders may offer and sell up to a total of 2,304,110 shares of Uniroyal Technology Corporation common stock under this prospectus. 1,984,110 of these shares were originally issued to Emcore Corporation ("Emcore") in connection with Uniroyal's August 2, 2001 acquisition of Emcore's minority interest in Uniroyal Optoelectronics, LLC; 20,000 of these shares were originally issued to George L. Sanchez, Vice President of Treasury Operations of Uniroyal as employment compensation; and 300,000 of these shares were originally issued to AFG-NVC, LLC in partial settlement of litigation. Uniroyal will not receive any of the proceeds from the sale of the shares sold by the selling stockholders.

         Uniroyal common stock is listed on the Nasdaq National Market under the symbol "UTCI." On May 9, 2002, the closing sales price for Uniroyal common stock, as reported on the Nasdaq National Market, was $0.40. We advise you to obtain a current market quotation for Uniroyal common stock.

                         -------------------------------

         Investing in Uniroyal common stock involves certain risks. See "Risk Factors" beginning on page 3 of this prospectus.

                         -------------------------------

         Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined whether this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

                         -------------------------------

         The information in this prospectus is not complete and may be changed. These securities may not be sold until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities, and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

                         -------------------------------


                  The date of this prospectus is May 13, 2002.

                                TABLE OF CONTENTS

                                                                                                               Page
Summary...........................................................................................................1
Risk Factors......................................................................................................3
Forward-Looking Statements.......................................................................................10
Use of Proceeds..................................................................................................11
Selling Stockholders.............................................................................................11
Plan of Distribution.............................................................................................13
Description of Capital Stock.....................................................................................14
Legal Matters....................................................................................................14
Experts..........................................................................................................14
Where You Can Find Additional Information........................................................................15

                                     SUMMARY

         This summary highlights selected information from this prospectus and may not contain all of the information that is important to you. To understand this offering fully, you should read the entire prospectus carefully, including "Risk Factors" beginning on page 3. In addition, you should also read the documents we have referred you to in "Where You Can Find Additional Information" on page 15 for information on our company and our financial statements.

About Uniroyal Technology Corporation

         Uniroyal Technology Corporation is a leader in the development, manufacture and sale of a broad range of materials employing compound semiconductor technologies and plastic vinyl coated fabrics used in the production of consumer, commercial and industrial products.

         We are organized into two primary business segments:
Compound Semiconductor and Optoelectronics, and Coated Fabrics.

o The Compound Semiconductor and Optoelectronics segment manufactures wafers, epitaxial wafers and package-ready dies used in high brightness light emitting diodes ("HB-LEDs"), switches and transformers. It was formerly known as the Optoelectronics segment until May 31, 2000, when we changed the name of the segment to the Compound Semiconductor and Optoelectronics segment to reflect the acquisition of the business of Sterling Semiconductor, Inc. ("Sterling"). On April 17, 2002, we agreed to sell Sterling to Umicore USA Inc ("Umicore"), a subsidiary of Umicore, a major international producer of metals and materials, with a closing contingent on certain regulatory requirements. Under the terms of the agreement, the purchase price is $13.0 million, which will be reduced by the assumption by Umicore of certain liabilities and indebtedness of Sterling that currently approximates $10.0 million, resulting in estimated cash proceeds of $3.0 million. The purchase agreement also provides for certain contingent earnout arrangements tied to both short term events
              (a maximum of $5.0 million) and longer term operating results of the acquired business (a maximum of $10.0 million). The purchaser will be issued a five-year warrant for approximately 3% of our common stock. These terms are subject to any possible closing adjustments.

o The Coated Fabrics segment manufactures a wide selection of plastic vinyl coated fabrics for use in furniture and seating applications. The Coated Fabrics business is a leading supplier in its marketplace because of its ability to provide specialized materials with performance characteristics customized to the end user and its ability to provide technical and customer support in connection with the use of its products in manufacturing. On January 7, 2002, we formalized a plan to sell the Uniroyal Engineered Products division ("UEP"), which comprises our Coated Fabrics segment.

o On November 9, 2001, we closed the sale of certain net assets of our Uniroyal Adhesives and Sealants division ("UAS"), which comprised our Specialty Adhesives segment. The Specialty Adhesives segment manufactured and marketed liquid adhesives and sealants for use in the commercial roofing industry and in the manufacture of furniture, truck trailers and recreational vehicles.

o The price of our common stock fell below $1.00 per share in January 2002. On February 22, 2002, the Nasdaq Stock Market, Inc. notified us that our stock was subject to delisting from the Nasdaq National Market if it did not close at $1.00 per share for a minimum of 10 trading days prior to May 23, 2002. We anticipate seeking listing for our common stock on the Nasdaq SmallCap Market. If the Company's common stock were to be delisted, the public warrants to purchase common stock would also be delisted. For more information, see "Risk Factors - The Market Price of, and the Efficiency of the Trading Market for our Common Stock Could Decline as a Result of Our Inability to Meet the Requirements for Continued Listing on Nasdaq."

         For additional information regarding Uniroyal's business, please see Uniroyal's Annual Report on Form 10-K for the year ended September 30, 2001, as amended, and other filings of Uniroyal with the SEC, which are incorporated by reference into this prospectus. See "Where You Can Find Additional Information" on page 15.

Uniroyal is a Delaware corporation. Our principal executive offices are located at Two North Tamiami Trail, Suite 900, Sarasota, Florida 34236, and our telephone number at that address is (941) 361-2100.

                                  RISK FACTORS

Investing in the common stock involves certain risks. You should carefully consider the following risk factors, together with all of the other information included in this prospectus and incorporated by reference into this prospectus, in deciding whether to invest in the common stock.

         Note that although we have agreed to sell our Sterling Semiconductor, Inc. subsidiary, as discussed in "Summary - About Uniroyal Technology Corporation," such sale is subject to outstanding conditions. Therefore, a number of the risks described below continue to describe aspects of the operations of this subsidiary.



                                    General

        We Are Experiencing a Liquidity Crisis.
        --------------------------------------

         We experienced net operating losses and negative cash flows during fiscal 2001 and the first two quarters of fiscal 2002 as we continued our transition to the high technology arena. Investment spending related to start-up costs and capital expenditures at our subsidiaries, Uniroyal Optoelectronics, LLC and Sterling Semiconductor, Inc., has been significant, and our liquidity became strained in early fiscal 2002. At March 31, 2002, our principal source of liquidity was approximately $852,000 of cash and cash equivalents and approximately $1,698,000 of availability under our revolving credit facility.

         Our strategy to provide liquidity to fund our operations through fiscal 2002 requires us to reduce our operating costs and to sell certain assets including closing the sale of our Sterling Semiconductor subsidiary (which is under contract) and selling assets of our Coated Fabrics segment. We have taken steps to reduce operating costs, including layoffs of employees and reduction of salaries of officers. Even if we successfully complete these steps, we will need to obtain additional financing which could require selling other assets at unfavorable terms or borrowing funds which might not be available or might only be available to us at terms we would not deem acceptable. Our failure to implement our liquidity strategy successfully would have a material adverse effect on our financial condition and results of operations.

        Our Strategic Plan Involves the Sale of Significant Assets and Focus
        --------------------------------------------------------------------
on our Optoelectronics Operations.
---------------------------------
         During the last year, we have disposed of our Specialty Adhesives segment and agreed to sell our Sterling Semiconductor subsidiary, which is under contract pending closing. We are currently seeking to sell the assets of our Coated Fabrics segment. If we successfully complete our Sterling Semiconductor and Coated Fabrics sales in full, our operations will be substantially curtailed and will consist mainly of our Compound Semiconductor and Optoelectronics Segment. Thus until such time, if any, as we undertake additional ventures, any return to our shareholders will depend upon the success, and be subject to the risks, of these operations.

        The Market Price of Our Common Stock Has Fluctuated Widely in the Past
        ----------------------------------------------------------------------
and Might Fluctuate Widely in the Future.
-----------------------------------------
         The market price of Uniroyal's common stock has been and may continue to be subject to wide fluctuations. Factors affecting the stock price may include:

o variations in our operating results and those of our competitors from quarter to quarter;

o        changes in earnings estimates by securities analysts;

o market conditions in the compound semiconductor and coated fabrics industries;

o        cash flow constraints;

o        significant sales of our securities; and

o        general economic and market conditions.

         Uniroyal's stock price has fluctuated widely. For example, between January 1, 2000 and May 10, 2002, the high and low sale prices of our common stock fluctuated between approximately a high of $36.44 and a low of $0.27 per share. The prices have been adjusted to give effect to the 100% stock dividend declared on March 10, 2000 for stockholders of record on March 20, 2000. The current market price of our common stock may not be indicative of future market prices, and investors may not be able to sustain or increase the value of their investment in the common stock.

         Our future results of operations involve a number of significant risks and uncertainties. Factors that could affect our future operating results and cause actual results to vary materially from expectations include, but are not limited to, dependence on key personnel, product obsolescence, ability to generate consistent sales, ability to finance research and development, government regulation, technological innovations and acceptance, competition, reliance on certain vendors and credit risks. Our historical sales results and our current backlog cannot ensure that we will be able to achieve the higher sales levels required for profitability. If our sales do not increase significantly from historic levels or such increases are not enough, we will have to further reduce our expenses and capital expenditures to maintain cash levels necessary to sustain our operations. Our future success will depend on increasing our revenues and reducing our expenses to enable us to reach profitability.

        The Market Price of, and the Efficiency of the Trading Market for, Our
        ----------------------------------------------------------------------
Common Stock Could Decline as a Result of Our Inability to Meet the
----------------------------------------------------------------------
Requirements for Continued Listing on Nasdaq.
----------------------------------------------------------------------

         Our shares of common stock are traded on the Nasdaq National Market, which has adopted rules that establish criteria for initial and continued listing of securities. To comply with the continued listing criteria of the Nasdaq National Market, a company must, among other things, maintain a minimum bid price of at least $1.00 per share.

         The price of our common stock fell below $1.00 per share in January 2002. On February 22, 2002, the Nasdaq National Market notified us that our common stock would be delisted unless the bid price for the common stock closes at $1.00 per share for a minimum of 10 consecutive trading days prior to May 23, 2002. If the Company's common stock were to be delisted, the public warrants to purchase common stock would also be delisted.

         In their letter to us on February 22, 2002, Nasdaq also advised us that, upon a transfer application, our common stock may be allowed to "phase down" to the Nasdaq SmallCap Market if we satisfy the continued inclusion requirements for the Nasdaq SmallCap Market, and thereby enjoy an extended grace period for the $1.00 per share minimum bid price requirement. Furthermore, Nasdaq advised us that our common stock may be eligible to return to the Nasdaq National Market if we can comply with (a) all the Nasdaq National Market maintenance requirements (with the exception of bid price) at all times following the "phase-down" and (b) the $1.00 per share minimum bid price requirement for 30 consecutive trading days by February 18 2003. If our common stock is delisted from the Nasdaq National Market, we intend to apply for inclusion of our common stock in the Nasdaq SmallCap Market. However, we cannot assure you that our transfer application to the Nasdaq SmallCap Market will be successful.

         If our common stock is delisted from the Nasdaq National Market and we cannot obtain listing on the Nasdaq SmallCap Market, our common stock may be quoted only in the local over-the-counter "pink sheets" and/or reported on the NASD OTC Bulletin Board. If so, it may become subject to the so-called penny stock rules that impose restrictive sales practice requirements on broker-dealers who sell those securities. We believe that our common stock would currently qualify for one or more exemptions from the penny stock rules even if it were delisted from the Nasdaq National Market and were not listed on the Nasdaq SmallCap Market. However, there can be no assurance that our common stock will continue to qualify for such exemptions.

         Delisting, if it occurred, whether or not we are able to obtain and maintain a listing on the Nasdaq SmallCap Market, could materially impair the ability of our stockholders to sell their Uniroyal common stock in the secondary market. Moreover, any such loss of liquidity, or the threat of such loss, could adversely affect the market price of our common stock.

        The Markets in Which We Compete Are Highly Competitive. An Increase
        -------------------------------------------------------------------
in Competition Would Limit Our Ability to Maintain and Increase Our Market
--------------------------------------------------------------------------
Share.
-----
         The coated fabrics, compound semiconductor and optoelectronics industries, in general, are highly competitive. Many of our competitors have substantially greater resources than we do. Oversupply and intense price competition periodically characterize the coated fabrics industry.

         We believe that our reputation for high quality products, innovative technology and strong customer technical service permits us to compete successfully in the markets that we presently serve. However, we may not be able to continue to compete successfully in such markets or to apply such strengths successfully to additional markets. In addition, new entrants may come into the markets that we serve. Companies may offer products based on alternative technologies and processes that may be superior to ours in price, performance or otherwise.

         We have devoted and will be required to continue to devote significant funds and technologies to the Compound Semiconductor and Optoelectronics segment to develop and enhance its products. If the Compound
Semiconductor and Optoelectronics segment is unsuccessful in developing and marketing its products, our business, financial condition and results of operations may be materially and adversely affected.

        Our Continued Success Depends in Part on Our Ability to Attract and
        -------------------------------------------------------------------
Retain Certain Key Personnel.
----------------------------

         The continued success of Uniroyal depends in part on our ability to attract and retain certain key personnel, including scientific, operational and management personnel. For example, some of the equipment used in the production of HB-LED and SiC products must be modified before it is put to use, and only a limited number of employees possess the expertise needed to perform these modifications. Furthermore, the number of individuals with experience in the production of HB-LED and SiC products is limited. Accordingly, the future success of the Compound Semiconductor and Optoelectronics segment depends in part on retaining those individuals who are already employees.

         The competition for attracting and retaining employees, especially scientists for the Compound Semiconductor and Optoelectronics segment, is intense. Because of this intense competition for these skilled employees, we may be unable to retain our existing personnel or attract additional qualified employees in the future. Specifically, we may experience increased costs in order to attract and retain skilled employees. Failure to retain skilled employees and attract additional qualified employees could have a material adverse effect on our business, financial condition and results of operations.

        Protecting Our Trade Secrets and Securing Patent Protections Are
        ----------------------------------------------------------------
Critical to Our Ability  to Compete Effectively for Business.
-----------------------------------------------------------
         Trade Secrets. Our success and competitive position depend on protecting our trade secrets and other intellectual property. Particularly with respect to the business of our Compound Semiconductor and Optoelectronics segment, our strategy is to rely more on trade secrets than patents to protect our manufacturing and sales processes and products. Reliance on trade secrets is only an effective business practice insofar as trade secrets remain undisclosed and a proprietary product or process is not reverse engineered or independently developed. We take certain measures to protect our trade secrets, including executing non-disclosure agreements with our employees, customers and suppliers. If parties breach these agreements or the measures we take are not properly implemented, we may not have an adequate remedy. Disclosure of our trade secrets or reverse engineering of our proprietary products, processes or devices could materially and adversely affect Uniroyal's business, financial condition and results of operations.

         Patent Protection. Although we currently hold four U.S. patents, these patents do not protect any material aspects of the current or planned commercial versions of our products for our Compound Semiconductor and Optoelectronics business segment. We are actively pursuing patents on some of our recent inventions, but these patents may not be issued. Even if these patents are issued, they may be challenged, invalidated or circumvented. In addition, the laws of certain other countries may not protect our intellectual property to the same extent as U.S. laws.

        Enforcement of Intellectual Property Rights by or against Us Could
        ------------------------------------------------------------------
Be Costly and Could Impair Our Business.
---------------------------------------

         Other companies may hold or obtain patents on inventions or may otherwise claim proprietary rights to technology necessary to our business, especially with respect to the business of our Compound Semiconductor and Optoelectronics segment. We cannot assure you that third parties will not attempt to assert infringement claims against us with respect to our current or future products, including our core products. We cannot predict the extent to which such assertions may require us to seek licenses or, if required, whether such licenses will be offered or offered on acceptable terms or that disputes can be resolved without litigation. Litigation against us or any of our customers could impair our ability to sell our products. Litigation to determine the validity of infringement claims alleged by third parties could result in significant expense to us and divert the efforts of our technical and management personnel, whether or not the litigation is ultimately determined in our favor. We cannot predict the occurrence of future intellectual property claims that could prevent us from selling products, result in litigation or give rise to indemnification obligations or damage claims.

Due to Protracted Product Qualification Periods, We May Incur Significant Costs
-------------------------------------------------------------------------------
to Develop Products that May Ultimately Be Unsuccessful.
-------------------------------------------------------

         Many of the markets in which we compete are characterized by long lead times for new products requiring significant working capital investment by Uniroyal and extensive testing, qualification and approval by our customers and the end users of products. We face a significant risk that we will incur significant costs for research and development, manufacturing equipment, training, facility-related overhead and other expenses to develop new products, only to have our customers or end users not select them.

         Even if our products are eventually approved and purchased by customers and end users, our investment may fail to generate revenues for several years while we develop and test such products.

         Unsuccessful Control of Hazardous Materials Used in Our Manufacturing Processes Could Result in Costly Remediation Fees, Penalties or Damages Under Environmental and Safety Regulations.

         Our operations are subject to extensive federal, state and local laws and regulations: (1) controlling the discharge of materials into the environment or otherwise relating to the protection of the environment; and (2) regulating conditions which may affect the health and safety of workers.

         The operation of any manufacturing plant in the industries in which we participate entails risks under such laws and regulations, many of which provide for substantial fines and criminal sanctions for violation. For example, our manufacturing processes involve the use of certain hazardous raw materials, including, but not limited to, ammonia, phosphine and arsene. If the control systems are unsuccessful in preventing a release of these materials into the environment or other adverse environmental conditions occur, we could experience interruptions in our operations and incur substantial remediation and other costs. We believe that our current legal and environmental compliance and safety programs adequately address such concerns and that we are in substantial compliance with applicable laws and regulations. However, compliance with, or any violation of, current and future laws or regulations could require us to make material expenditures or otherwise have a material adverse effect on our business, financial condition and results of operations.

        Certain Provisions of Our Charter and Our Stockholder Rights Plan May
        ---------------------------------------------------------------------
Adversely Affect our Stock Price and Make it More Difficult for a Third Party
-----------------------------------------------------------------------------
to Acquire Uniroyal even if Such Acquisition Could Be Beneficial to Some of Our
-------------------------------------------------------------------------------
Shareholders.
------------

         Provisions of Uniroyal's charter documents may have the effect of delaying or preventing a change in control of Uniroyal or its management, which could have a material adverse effect on the market price of the common stock. These include provisions:

o eliminating the ability of stockholders to take actions by written consent; and

o limiting the ability of stockholders to raise matters at a meeting of stockholders without giving advance notice.

         In addition, the Board of Directors has authority to issue up to 1,000 shares of preferred stock and to fix the rights, preferences, privileges and restrictions, including voting rights, of these shares without any further vote or action by the stockholders. The rights of the holders of common stock will be subject to, and could be adversely affected by, the rights of the holders of any preferred stock that Uniroyal may issue in the future. The issuance of preferred stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of Uniroyal's outstanding voting stock, thereby delaying, deferring or preventing a change in control of Uniroyal.

         Uniroyal's Stockholder Rights Plan has certain anti-takeover effects. The plan grants to holders of common stock the right, when exercisable, to purchase from Uniroyal a fraction of a share of Uniroyal's Series C preferred stock. This right will cause substantial dilution to a person or group that attempts to acquire Uniroyal without conditioning the offer on the rights being redeemed or a substantial number of rights being acquired. See "Description of Capital Stock - Stockholder Rights Plan."

    Risk Factors Associated with Uniroyal's Coated Fabrics Business Segment

        If Labor Relations at Our Coated Fabrics Business Segment Were
        --------------------------------------------------------------
Materially Impaired, Our Business Would Be Adversely Affected.
-------------------------------------------------------------

         We are a party to a collective bargaining agreement at our coated fabrics manufacturing facility located in Stoughton, Wisconsin. Approximately 115 hourly employees are covered by an agreement expiring on September 17, 2003 with Local 1207 of P.A.C.E. (formerly known as the United Paperworkers International Union). Although we believe our relationships with employees are good, we can give no assurance that we will successfully negotiate the hourly wages and/or benefits of employees at our coated fabrics manufacturing facility when the collective bargaining agreement expires. Moreover, the wages and/or benefits we may agree upon might adversely affect the Coated Fabrics segment's profitability. Furthermore, if we were the subject of a strike, we could incur significant costs.

        Growth Is Difficult in Our Coated Fabrics Segment due to the Maturity
        ---------------------------------------------------------------------
of the Business Sector in Which It Operates.
-------------------------------------------

         Our Coated Fabrics segment competes in a mature business sector. We believe the key to generating growth in this sector (besides acquiring other businesses) is to introduce new products or product innovations that address unsatisfied market needs. We believe we will need to significantly increase revenues from product sales and increase profitability in this sector. We can give no assurance that we will have resources available for, or otherwise be successful in, any efforts to achieve such growth.

        Our Coated Fabrics Segment Is Particularly Sensitive to Changes in
        ------------------------------------------------------------------
General Economic Conditions.
---------------------------

         The recreational vehicle and upholstery markets, among others in which the Coated Fabrics segment competes, are sensitive to changes in general economic conditions which affect demand for the commercial and consumer items that the Coated Fabrics segment manufactures.

       Risk Factors Associated with Uniroyal's Compound Semiconductor and
                        Optoelectronics Business Segment

        The Future Success of Our Compound Semiconductor and Optoelectronics
        --------------------------------------------------------------------
Segment Depends on Development of New Products.
----------------------------------------------

         The future success of the Compound Semiconductor and Optoelectronics segment depends on our ability to develop new products and technology in the optoelectronics and SiC industries. We must introduce new products in a timely and cost-effective manner and secure production orders from our customers. The development of new HB-LED and SiC products involves highly complex processes. The successful development and introduction of these products depends on a number of factors, including the following:

o        cash flow constraints

o achievement of technology breakthroughs required to make commercially viable devices;

o the accuracy of our predictions of market requirements and evolving standards;

o        acceptance of our new product designs;

o        our ability to recruit qualified research and development personnel;

o        timely completion of product designs and development;

o our ability to develop repeatable processes to manufacture new products in sufficient quantities for commercial sales;

o acceptance of the products of the Compound Semiconductor and Optoelectronics segment's customers by the market; and

o        consistent cost-effective manufacturing processes

         If any of these or other factors become problematic, we may not be able to develop and introduce these new products in a timely or cost-effective manner.

Our Compound Semiconductor and Optoelectronics Segment Has a Limited Operating
------------------------------------------------------------------------------
History and We Expect Operating Losses to Continue.
--------------------------------------------------

         The Compound Semiconductor and Optoelectronics business segment started operations in the second quarter of fiscal 2000 and has a limited operating history. The segment faces risks and difficulties as an early stage business in a high growth and rapidly evolving industry. Some of the specific risks and difficulties for the segment include the following:

o        building out our operational infrastructure;

o        expanding our sales structure and marketing programs;

o        increasing awareness of our products;

o providing services to our customers that are reliable and cost-effective;

o        securing sales of our products;

o responding to technological development or product offerings by competitors;

o        attracting and retaining qualified personnel; and

o        cash flow constraints.

         As of March 31, 2002, the Compound Semiconductor and Optoelectronics segment had an accumulated deficit of approximately $95.6 million. It incurred net losses of approximately $46.5 million in fiscal 2001 and $27.0 million in fiscal 2000. We expect it to continue to incur losses in 2002. To support the segment's growth, we have increased our expense levels and our investments in inventory and capital equipment. As a result, we will need to significantly increase revenues and profit margins for the Compound Semiconductor and Optoelectronics segment to become and stay profitable. If the segment's sales and profit margins do not increase to support the higher levels of operating expenses and if its product offerings are not successful, our business, financial condition and results of operations could be materially and adversely affected.

        The Rapid Expansion of Our Compound Semiconductor and Optoelectronics
        ---------------------------------------------------------------------
Segment Places a Strain on Our Resources.
----------------------------------------
         The Compound Semiconductor and Optoelectronics segment is experiencing rapid growth. We have a newly-constructed plant in Tampa, Florida to manufacture epitaxial wafers and package-ready dies for use in HB-LEDs. Various startup issues, including equipment and process issues, have delayed commercial production at this facility. We have not yet reached high volume commercial production levels. Expansion activities are subject to a number of risks, including the following:

o unforeseen environmental or engineering problems relating to the existing facilities;

o unavailability or late delivery of the advanced, and often customized, equipment used in the production of the segment's products;

o        attracting and retaining qualified personnel;

o        work stoppages and delays;

o        delays in bringing production equipment on-line; and

o        cash flow constraints.

         This expansion has placed and will continue to place a significant strain on our management, financial, sales and other employees and on our internal systems and controls. If we are unable to effectively manage the rapid expansion of the Compound Semiconductor and Optoelectronics segment, our business, financial condition and results of operations could be materially and adversely affected.

        The Industry in Which Our Compound Semiconductor and Optoelectronics
        --------------------------------------------------------------------
Segment Operates is Rapidly Changing.
------------------------------------

         The Compound Semiconductor and Optoelectronics segment competes in markets characterized by rapid technological change, evolving industry standards and continuous improvements in products. Due to constant changes in these markets, the segment's future success depends on our ability to improve our manufacturing processes and tools and our products. To remain competitive, we must continually introduce manufacturing tools with higher capacity and better production yields and refine production processes to meet ever higher customer requirements.

         Because we generally are unable to predict the amount of time required and the costs involved in achieving certain research, development and engineering objectives, actual development costs could exceed budgeted amounts, and estimated product development schedules could be extended. Our business, financial condition and results of operations could be materially and adversely affected if with respect to the Compound Semiconductor and Optoelectronics business:

o        we are unable to improve our existing products on a timely basis;

o        our new products are not introduced on a timely basis;

o we incur budget overruns or delays in our research and development efforts;

o        our new products experience reliability or quality problems; or

o we experience cash flow constraints that interfere with any of the foregoing.

       Our Operating Results Could Be Harmed if We Lose Access to Certain
             Limited Sources of Materials, Components or Equipment
         Used in Our Compound Semiconductor and Optoelectronics Segment.

         We depend on a limited number of suppliers for certain raw materials, components and equipment used in the Compound Semiconductor and Optoelectronics segment, including certain key materials and equipment used in our wafering, polishing, epitaxial deposition, device fabrication and device test processes. In addition, the availability of these materials, components and equipment to us is dependent in part on our ability to provide our suppliers with accurate forecasts of our future requirements. We endeavor to maintain ongoing communication with our suppliers to guard against interruptions in supply and, to date, generally have been able to obtain adequate supplies in a timely manner from our existing sources. However, any interruption in the supply of these key materials, components or equipment could have a significant adverse effect on our operations.

        The Manufacture of the Compound Semiconductor and Optoelectronics
        ---------------------------------------------------------------------
Segment's Products is a Highly Complex and Precise Process and Production Could
-------------------------------------------------------------------------------
Be Impaired or Disrupted if We Experience Manufacturing Difficulties.
--------------------------------------------------------------------

         The manufacture of the Compound Semiconductor and Optoelectronics segment's products is a highly complex and precise process. We now manufacture nearly all of our HB-LED epitaxial wafers and dies at our Tampa, Florida facility. Minute impurities, difficulties in the production process, defects in the layering of the wafers' and dies' constituent compounds, wafer breakage or other factors can cause a substantial percentage of wafers and dies to be rejected or numerous dies on each wafer to be non-functional. These factors can result in lower than expected production yields, which would delay product shipments and could materially and adversely affect our operating results. Because the majority of the manufacturing costs for the Optoelectronics business are relatively fixed, the number of shippable dies per wafer for a given product is critical to the segment's financial results.

         Additionally, because we manufacture most of our HB-LEDs at our facility in Tampa, Florida, any interruption in manufacturing resulting from fire, natural disaster, equipment failures or otherwise could materially and adversely affect the Compound Semiconductor and Optoelectronics segment's business, financial condition and results of operations.

                           FORWARD-LOOKING STATEMENTS

         Certain statements contained in or incorporated by reference into this prospectus are "forward looking statements" within the meaning of the United States Private Securities Litigation Reform Act of 1995. Forward looking statements include statements which are predictive in nature, which depend upon or refer to future events or conditions, which include words such as "expects," "anticipates," "intends," "plans," "believes," "estimates," or similar expressions. In addition, any statements concerning future financial performance (including future revenues, earnings or growth rates), ongoing business strategies or prospects, and possible future actions, which may be provided by management, are also forward looking statements as defined by the United States Private Securities Litigation Reform Act of 1995. Forward looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and assumptions about Uniroyal, economic and market factors and the industries in which we do business, among other things. These statements are not guaranties of future performance and we have no specific intention to update these statements.

         These forward looking statements, like any forward looking statements, involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Among the important factors which could cause actual results to differ materially from those in the forward looking statements are:

o        cash flow constraints

o        cancellations, rescheduling or delays in product shipments;

o        manufacturing capacity constraints;

o        lengthy sales and qualification cycles;

o        difficulties in the production process;

o        the effectiveness of our capital expenditure programs;

o        our future financial performance;

o |      delays in developing and commercializing new products;

o        our ability to obtain sales orders;

o        increased competition;

o failure to successfully complete asset sales and implement our liquidity strategy;

o        the variability of future operating results;

o changes in the industries in which we compete or plan to compete, especially the HB-LED and semiconductor industries, including overall growth of the industries; and

o        the acceptance of our products in the marketplace

         For a discussion of important factors that could cause actual results to differ materially from the forward looking statements contained in or incorporated by reference into this prospectus, please read the section entitled "Risk Factors."

                                 USE OF PROCEEDS

         We will not receive any proceeds from the sale of the common stock by the selling stockholders.

                              SELLING STOCKHOLDERS

         The table below sets forth information, as of May 8, 2002, regarding the beneficial ownership of the shares of common stock by the selling stockholders. The information regarding the selling stockholders' beneficial ownership after this offering assumes that all the shares of common stock offered by this prospectus are sold. The presentation is based on 30,382,888 shares of our common stock outstanding as of May 8, 2002, which includes all of the shares of common stock being offered by this prospectus.



                                                     Common Stock            Number of Shares             Common Stock
                                                  Beneficially Owned         of Common Stock           Beneficially Owned
                                                    Before Offering              Offered                 After Offering

         Selling Stockholders                    Number        Percent                               Number          Percent

         Emcore Corporation (1)                   1,984,110      6.53%           1,984,110               0               0%
         George Sanchez (2) (3)                      29,000       *                 20,000           9,000               *
         AFG-NVC, LLC                               300,000       *                300,000               0               0%


         *        Less than 1%

                                      -11-

         (1) Thomas J. Russell, chairman of Emcore, owns 3,578,410 shares of
Uniroyal common stock. He may be deemed to be the beneficial owner of Emcore's shares and Emcore may be deemed to be the beneficial owner of Mr. Russell's shares. However, each of Mr. Russell and Emcore has expressly disclaimed beneficial ownership of the shares held by the other.

         (2)  Mr. Sanchez is Vice President of Treasury Operations of Uniroyal.
On February 21, 2002, we issued 20,000 shares of our common stock to Mr.
Sanchez as part of a package for retention of his services.

         (3) Includes options to purchase 9,000 shares of common stock that are fully exercisable within 60 days of May 8, 2002.



         In connection with our August 2, 2001 acquisition of Emcore's minority interest in Uniroyal Optoelectronics, LLC, a joint venture company manufacturing HB-LEDs established by us with Emcore, we issued to Emcore 1,965,924 shares of our common stock and received a $5,000,000 loan, at prime rate, from Emcore, with a maturity date on the earlier of the completion of the sale of UAS or August 2, 2003. This loan was evidenced by a convertible note, which became convertible into our common stock on September 20, 2001. The promissory note was repaid with cash at the time of the sale of the assets of UAS on November 9, 2001. We also issued to Emcore 18,186 shares of our common stock as interest on the loan, representing 433 shares per day from September 28, 2001 until we paid the note. We agreed to register the 1,984,110 shares (and any other shares of our common stock issuable in connection with the transaction) under the Securities Act of 1933. As of September 29, 1997, we entered into a Technology Agreement with Emcore to acquire certain technology for the manufacture of epitaxial wafers used in HB-LEDs in exchange for license fees aggregating up to approximately $5 million. During fiscal 1998 and fiscal 1999, we paid approximately $5 million in licensing fees to Emcore. In
February 1998, Uniroyal Compound Semiconductors, Inc. ("UCSI"), our wholly-owned subsidiary, entered into the Uniroyal Optoelectronics, LLC joint venture with Emcore that was managed by UCSI. The Uniroyal Optoelectronics, LLC joint venture purchased machines for the manufacture of epitaxial wafers, dies and package-ready dies from Emcore, and Emcore manufactured certain products on behalf of the Uniroyal Optoelectronics, LLC joint venture until June 2000. Initially, UCSI held 51% of the ownership of the joint venture, and Emcore held 49%. By July 1, 2001, capital contributions funded solely by us had increased UCSI's percentage interest in the joint venture's profits and losses to 64.3% and correspondingly decreased Emcore's percentage interest to 35.7%.

                  AFG-NVC, LLC ("AFG") is the lessor of certain property in Virginia that we had intended to, but did not, use. On February 23, 2001, we and our wholly-owned subsidiary, Sterling Semiconductor, Inc., were served with a complaint by AFG in the Loudoun County, Virginia Circuit Court, seeking approximately $8,106,000 for alleged default under a lease and benefits that AFG believed it would have received under such lease. We filed an answer seeking not less than $7,000,000 for breaches of contract, fraud and constructive fraud on the part of AFG. On February 11, 2002, we reached a settlement and on April 26, 2002 executed a settlement agreement with AFG whereby we paid AFG $650,000 in the form of a secured promissory note and 300,000 shares of our common stock. The promissory note is secured by a security interest in our Stirling, New Jersey facility which is currently held for sale. The term of the note is one year and is due in full on February 10, 2003. Interest is payable quarterly at 8% per annum. We agreed to register the 300,000 shares under the Securities Act of 1933. The Company recorded the settlement during the first quarter of fiscal 2002.

          Except as described above, none of the selling stockholders holds any position or office with, or has otherwise had a material relationship with, Uniroyal for the past three years, except that (1) Uniroyal acquired 642,857 shares of Emcore's Series I Redeemable Convertible Preferred Stock on November 30, 1998 for approximately $9.0 million and sold such shares in fiscal years 1999 and 2000; and (2) George Sanchez was Assistant Treasurer of Uniroyal until February 2, 2002; since that date he has been a divisional officer of Uniroyal.

                              PLAN OF DISTRIBUTION

         The selling stockholders, which term includes the selling stockholders named in this prospectus and their successors, transferees, pledgees and donees and their successors, may sell the common stock directly to purchasers or through underwriters, broker-dealers or agents, who may receive compensation in the form of discounts, concessions or commissions from the selling stockholders or the purchasers, which discounts, concessions or commissions as to any particular underwriter, broker-dealer or agent may be in excess of those customary in the types of transactions involved. Underwriters may sell securities to or through dealers, and such dealers may receive compensation in the form of discounts, concessions, or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         The common stock may be sold in one or more transactions at fixed prices, which may be changed, at prevailing market prices at the time of sale, at prices related to such prevailing market prices, at varying prices determined at the time of sale, or at negotiated prices. Such sales may be effected in transactions, which may involve crosses or block transactions (1) on any national securities exchange or quotation service on which the common stock may be listed or quoted at the time of sale, (2) in the over-the-counter market, (3) in transactions otherwise than on such exchanges or services or in the over-the-counter market, (4) through the writing of options, whether such options are listed on an options exchange or otherwise, and (5) through the settlement of short sales. In connection with the sale of our common stock, each of the selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions which may in turn engage in short sales of the common stock and deliver these securities to close out such short positions, or loan or pledge the common stock to broker-dealers that in turn may sell these securities.

         The aggregate proceeds to the selling stockholders from the sale of the common stock offered by them pursuant to this prospectus will be the purchase price of the common stock less discounts, concessions and commissions, if any. Each of the selling stockholders reserves the right to accept and, together with his or its agents from time to time, to reject, in whole or in part, any proposed purchase of common stock to be made directly or through agents. We will not receive any of the proceeds from this offering.

         Our outstanding common stock is listed for trading on the Nasdaq National Market under the symbol "UTCI." See the discussion on page 4 above for information about the risks of continuation of such listing.

         In order to comply with the securities laws of some states, if applicable, the common stock may be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in some states the common stock may not be sold unless it has been registered or qualified for sale or an exemption from registration or qualification requirements is available and is complied with.

         The selling stockholders and any underwriters, broker-dealers or agents that participate in the sale of the common stock may be "underwriters" within the meaning of Section 2(11) of the Securities Act. Any discounts, commissions, concessions or profit they earn on any resale of the shares may be underwriting discounts and commissions under the Securities Act. Because each selling stockholder may be deemed to be an "underwriter" within the meaning of Section 2(11) of the Securities Act, each selling stockholder will be subject to the prospectus delivery requirements of the Securities Act which may include delivery through facilities of the Nasdaq National Market pursuant to Rule 153 under the Securities Act. We have informed the selling stockholders that the antimanipulative provisions of Regulation M under the Securities Exchange Act of 1934 may apply to their sales in the market.

         Securities covered by this prospectus which qualify for sale pursuant to Rule 144 or Rule 144A of the Securities Act may be sold under Rule 144 or Rule 144A rather than pursuant to this prospectus.

         To the extent required, the common stock to be sold, the name(s) of the selling stockholder(s), the respective purchase prices and the public offering prices, the names of any agent, dealer or underwriter, and any applicable discounts, concessions or commissions with respect to a particular offer will be set forth in an accompanying prospectus supplement or, if appropriate, a post-effective amendment to the registration statement of which this prospectus is a part.

         We have agreed to indemnify the selling stockholders against certain liabilities, including certain liabilities under the Securities Act, or to contribute to payments which a selling stockholder may be required to make in respect of such liabilities. The selling stockholders may agree to indemnify ny agent, dealer or broker-dealer that participates in transactions involving sales of the shares against such liabilities.

         With respect to sales by the selling stockholders hereunder, we will pay all of our expenses of registration of the shares offered hereby. The selling stockholders are responsible for their own expenses, including commissions, discounts and concessions of underwriters, dealers or agents. If they require an underwritten offering hereunder, Emcore and AFG are obligated to pay our expenses in connection therewith, other than the cost of any Securities Act liability insurance which we elect to obtain.

         Upon being notified by a selling stockholder that such selling stockholder has entered into any material arrangement with a broker dealer for the sale of the shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Securities Act, disclosing:

o the name of the selling stockholder and the participating broker dealers;

o        the number of shares involved;

o        the price at which the shares were sold;

o the commissions paid or discounts or concessions allowed to these broker dealers, where applicable;

o that the broker dealers did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus; and

o        other facts material to the transaction.

                          DESCRIPTION OF CAPITAL STOCK

         The description of Uniroyal's capital stock set forth in our Current Report on Form 8-K filed with the Securities and Exchange Commission on June 6, 2000 is incorporated herein by reference.

                                  LEGAL MATTERS

         The validity of the securities being offered under this prospectus has been passed upon by Oliver J. Janney, the general counsel of Uniroyal. As of May 1, 2002, Mr. Janney owned certain securities of Uniroyal.

                                     EXPERTS

         The consolidated financial statements and the related consolidated financial statement schedule incorporated in this prospectus by reference from the Company's Current Report on Form 8-K filed February 12, 2002, have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports (which reports express an unqualified opinion and include or refer to an explanatory paragraph related to the Company's ability to continue as a going concern), which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

                    WHERE YOU CAN FIND ADDITIONAL INFORMATION

         We file annual, quarterly and special reports and other information with the SEC. You may read and copy any document that we file at the SEC's public reference rooms in Washington, D.C., New York, New York and Chicago, Illinois. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. The SEC filings are also available to the public on the SEC's Internet web site at http://www.sec.gov. The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be a part of this prospectus, and information that we will file later with the SEC automatically will update and supersede the information in this prospectus. We incorporate by reference the documents listed below and any future filings made by us with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 until the offering of securities under this prospectus is terminated. Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is incorporated herein by reference modifies or replaces such statement. Any statement so modified or superseded shall not be deemed, in its unmodified form, to constitute a part of this prospectus.

         The following documents are incorporated by reference into this prospectus:

o Annual Report on Form 10-K for the fiscal year ended September 30, 2001 (except for Part II, Item 8 and Part IV, Item 14(a) and
       Item 14(b), which have been superseded by our Current Report on Form 8-K filed on February 12, 2002);

o      Quarterly Report on Form 10-Q for the fiscal quarter ended December
       30, 2001;

o      Current Report on Form 8-K filed on November 20, 2001;

o      Current Report on Form 8-K filed on February 12, 2002; and

o      Current Report on Form 8-K filed on May 10, 2002.

         You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:

                                    Uniroyal Technology Corporation
                                    Two North Tamiami Trail, Suite 900
                                    Sarasota, Florida 34236-5568
                                    Attention:  Oliver J. Janney, Secretary
                                    (941) 361-2212
                                    oliver.janney@uniroyaltech.com

         You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different or additional information. You should not assume that the information in this prospectus is accurate as of any date other than the date of this prospectus.

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

         The following table sets forth the costs and expenses, previously paid or payable by the Registrant in connection with the sale of common stock being registered under this registration statement. All amounts are estimates except the SEC registration fee.

                                                          AMOUNT TO BE
                                                              PAID

SEC registration fee..........................         $        86.91
Legal fees and expenses.......................              25,000.00
Accounting fees and expenses..................              25,000.00
Miscellaneous expenses........................              19,659.70
                                                            ---------
Total.........................................         $    69,746.61
                                                       --------------
                                                       --------------

ITEM 15.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Section 145 of the Delaware General Corporation Law (the "DGCL") permits a corporation, under specified circumstances, to indemnify its directors, officers, employees or agents against expenses (including attorneys' fees), judgments, fines and amounts paid in settlements actually and reasonably incurred by them in connection with any action, suit or proceeding brought by third parties by reason of the fact that they were or are directors, officers, employees or agents of the corporation, if such directors, officers, employees or agents acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation and, with respect to any criminal action or proceeding, had no reason to believe their conduct was unlawful. In a derivative action, i.e., one by or in the right of the corporation, indemnification may be made only for expenses actually and reasonably incurred by directors, officers, employees or agents in connection with the defense or settlement of an action or suit, and only with respect to a matter as to which they will have acted in good faith and in a manner they reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification will be made if such person will have been adjudged liable to the corporation, unless and only to the extent that the court in which the action or suit was brought will determine upon application that the defendant directors, officers, employees or agents are fairly and reasonably entitled to indemnity for such expenses despite such adjudication of liability.

         Uniroyal's certificate of incorporation and by-laws provide that its directors will not be personally liable to it or its stockholders for monetary damages resulting from breaches of their fiduciary duty as directors except (a) for any breach of the duty of loyalty to it or its stockholders, (b) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) under Section 174 of the DGCL, which makes directors liable for unlawful dividends or unlawful stock repurchases or redemptions, or (d) for transactions from which directors derive improper personal benefit. Uniroyal's certificate of incorporation and by-laws also provide that it will, to the fullest extent permitted by law, indemnify all persons whom it may indemnify pursuant thereto.

         The Registrant maintains liability insurance for directors and officers for certain losses arising from claims or charges made against them while acting in their capacities as directors or officers of the Registrant.

ITEM 16.  EXHIBITS

EXHIBIT NO.     DESCRIPTION
3.1   (1)       Amended and Restated Certificate of Incorporation of Uniroyal.
3.2   (1)       By-Laws of Uniroyal as amended to March 16, 2001 and restated.
4.2   (2)       Amended and Restated Warrant Agreement, dated as of January 1, 2001, between Uniroyal and Mellon
                Investor Services, LLC, as warrant agent.
5.1    *        Opinion of Oliver J. Janney, General Counsel of Uniroyal regarding the validity of the securities being registered.
10.44 (3)       Amended and Restated Shareholder Rights Agreement, dated  as of August 2, 2001, between Uniroyal  and
                Mellon Investor Services, L.L.C., as rights agent
10.65 (3)       Registration Rights Agreement, dated August 2, 2001, between Uniroyal and Emcore Corporation.
10.67  *        Registration Rights Agreement, dated April 26, 2002 between Uniroyal and AFG-NVC, LLC.
23.1   *        Consent of Oliver J. Janney, General Counsel of Uniroyal (contained in Exhibit 5.1).
23.2   *        Consent of Deloitte & Touche LLP.

--------------
  *      Filed herewith.
 (1)     Incorporated by reference from Uniroyal's Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2001 filed
         May 9, 2001.
 (2)     Incorporated by reference from Uniroyal's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000 filed February 5, 2001.
 (3)     Incorporated by reference from Uniroyal's Current Report on Form 8-K, filed August 6, 2001.


ITEM 17.  UNDERTAKINGS

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

(a)      The undersigned Registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration
                  Statement:

                  i. To include any prospectus required by Section 10(a)(3) of the Securities Act;

                  ii. To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement; and

                  iii. To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

                  provided, however, that clauses (i) and (ii) do not apply if the Registration Statement is on Form S-3, Form S-8 or Form F-3, and the information required to be included in a post-effective amendment by such clauses is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the Registration Statement;

         (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Sarasota, State of Florida on this 13th day of May, 2002.

                         UNIROYAL TECHNOLOGY CORPORATION

                          By:   /s/ George J. Zulanas, Jr.
                          Name:  George J. Zulanas, Jr.
                          Title:  Executive Vice President,
                          Treasurer and Chief Financial Officer


                                POWER OF ATTORNEY

         Each person whose signature to this registration statement appears below hereby appoints Howard R. Curd, Robert L. Soran and Oliver J. Janney, and each individually, any one of whom may act without the joinder of the others, as his agent and attorney-in-fact to sign on his behalf individually and in the capacity stated below and to file all amendments to this registration statement, which amendments make such changes and additions to this registration statement as such agent and attorney-in-fact may deem necessary or appropriate.


         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated as of the 13th day of May, 2002.

                       Signature                                   Title(s)

/s/ Howard R. Curd                                                 Chairman  of the  Board of  Directors,  Chief  Executive
--------------------------------------------
         Howard R. Curd                                            Officer and Director

/s/ Robert L. Soran                                                President, Chief Operating Officer and Director
--------------------------------------------
         Robert L. Soran

/s/ Peter C. B. Bynoe                                              Director
--------------------------------------------
         Peter C. B. Bynoe

/s/ Thomas E. Constance                                            Director
--------------------------------------------
         Thomas E. Constance


/s/ Curtis L. Mack                                                 Director
--------------------------------------------
         Curtis L. Mack

/s/ Roland H. Meyer                                                Director
--------------------------------------------
         Roland H. Meyer

/s/ John A. Porter                                                 Director
--------------------------------------------
         John A. Porter

EXHIBIT INDEX

EXHIBIT NO.   DESCRIPTION
3.1   (1)     Amended and Restated Certificate of Incorporation of Uniroyal
3.2   (1)     By-Laws of Uniroyal as amended to March 16, 2001 and restated.
4.2   (2)     Amended and Restated Warrant Agreement, dated as of January 1, 2001, between Uniroyal and  Mellon
              Investor Services, L.L.C., as warrant agent.
10.44 (3)     Amended and Restated Rights Agreement, dated as of January 1, 2001 between Uniroyal and Mellon Investor
              Services, L.L.C. as rights agent.
10.65 (3)     Registration Rights Agreement, dated August 2, 2001, between Uniroyal and Emcore Corporation.
10.67  *      Registration Rights Agreement, dated April 26, 2002 between Uniroyal and AFG-NVC, LLC.
5.1    *      Opinion of Oliver J. Janney, General Counsel of Uniroyal regarding the validity of the securities being registered.
23.1   *      Consent of Oliver J. Janney, General Counsel of Uniroyal (contained in Exhibit 5.1).
23.2   *      Consent of Deloitte & Touche LLP.

--------------
  *      Filed herewith.
 (1)     Incorporated by reference from Uniroyal's Quarterly Report on Form 10-Q for the quarterly period ended April 1, 2001 filed on May 9, 2001.
 (2)     Incorporated by reference from Uniroyal's Quarterly Report on Form 10-Q for the quarterly period ended December 31, 2000, filed February 5, 2001.
 (3)     Incorporated by reference from Uniroyal's Form 8-K, filed August 6, 2001.

                                                                   EXHIBIT 5.1


                         UNIROYAL TECHNOLOGY CORPORATION
                                    SUITE 900
                             TWO NORTH TAMIAMI TRAIL
                             SARASOTA, FLORIDA 34236

OLIVER J. JANNEY EXECUTIVE VICE PRESIDENT,           Telephone: (941) 361-2212
GENERAL COUNSEL & SECRETARY                                Fax: (941) 361-2214

                                  May 13, 2002

Uniroyal Technology Corporation
Two North Tamiami Trail, Suite 900
Sarasota, Florida 34236

Dear Sirs:

         I have acted as counsel to Uniroyal Technology Corporation, a Delaware corporation (the "Company"), in connection with the preparation and filing by the Company with the Securities and Exchange Commission of a registration statement of the Company on Form S-3 (the "Registration Statement") under the Securities Act of 1933, as amended, with respect to the resale by Emcore Corporation (the "Selling Stockholder"), from time to time, of up to 2,304,110 shares (the "Shares") of common stock, $0.01 par value per share, of the Company acquired by the Selling Stockholders in connection with private placements (the "Private Placements") on August 2, 2001, November 9, 2001, February 21, 2002 and April 26, 2002.

         In so acting, I have examined originals or copies, certified or otherwise identified to my satisfaction, of the Registration Statement and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers or representatives of the Company as I have deemed relevant or necessary as a basis for the opinions hereinafter set forth. I have also made such inquiries of such officers and representatives as I have deemed relevant or necessary for a basis for the opinions hereinafter set forth.

         In such examination, I have assumed the genuineness of all signatures, the authenticity of all documents submitted to me as originals, the conformity to original documents submitted to me as certified or photostatic copies and the authenticity of such latter documents.

         Based on the foregoing, and subject to the qualifications stated herein, I am of the opinion that the Shares were validly issued and are fully paid and non-assessable.

         The opinions herein are limited to the General Corporation Law of the State of Delaware, and I express no opinion as to the effect of the laws of any other jurisdiction on the matters addressed in this opinion.

         I consent to the use of this opinion as an exhibit to the Registration Statement. In giving the foregoing consent, I do not thereby admit that I am in the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder.

         This opinion is rendered solely for your benefit in connection with the transactions described above. This opinion may not be used or relied upon by any other person and may not be disclosed, quoted, filed with a governmental agency or otherwise referred to without my prior written consent, except as noted above.

                         Very truly yours,




                         Oliver J. Janney

                                                                  EXHIBIT 23.2


INDEPENDENT AUDITORS' CONSENT


We consent to the incorporation by reference in this Registration Statement of Uniroyal Technology Corporation on Form S-3 of our reports dated December 21, 2001 (February 11, 2002 as to Note 25) (which reports express an unqualified opinion and include or refer to an explanatory paragraph related to the ability of Uniroyal Technology Corporation to continue as a going concern), appearing in the Current Report on Form 8-K, filed February 12, 2002, of Uniroyal Technology Corporation and to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.


DELOITTE & TOUCHE LLP


Tampa, Florida
May 13, 2002